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Exhibit 99.1


General

     We are a regulated public utility engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. We provide retail electric and natural gas service to residential, commercial and industrial consumers in substantial portions of northern, central and southern Illinois. We currently supply electric transmission service to numerous utilities, municipalities and power marketing entities.

     As of September 30, 2002, we supplied retail electric service to a market with an estimated population of approximately 1.4 million people, and we supplied retail natural gas service to a market with an estimated population of approximately 1.0 million people. As of January 3, 2002, based on billable meters, we served 588,765 active electric customers and 412,142 active natural gas customers. We hold franchises in all of the incorporated municipalities that we serve.

     We own seven underground natural gas storage fields with total capacity of approximately 11.4 billion cubic feet and total deliverability on a peak day of approximately 314 million cubic feet. We also have contracts with various natural gas pipelines providing for 5.2 billion cubic feet of underground storage capacity, with total deliverability on a peak day of approximately 94 million cubic feet. Operation of underground storage permits us to increase deliverability to our customers during peak load periods by extracting natural gas that was previously placed in storage during off-peak months.

     We currently own, but have contracted to sell, our electric transmission system of 1,687 circuit miles to Trans-Elect, Inc., an independent transmission company, for $239 million (or approximately $180 million of net proceeds after income tax and other transaction expenses). The sale is expected to close in the first half of 2003, subject to receipt of approvals from governmental and regulatory bodies and other closing conditions. We also own a distribution system that includes 37,708 circuit miles of overhead and underground lines. Additionally, we own 755 miles of natural gas transmission pipeline and 7,543 miles of natural gas distribution pipeline. All of our properties are located in the State of Illinois.

     For the year ended December 31, 2001, we had total operating revenues of approximately $1.6 billion, operating income of approximately $166.5 million and EBITDA (as defined under "Selected Historical Financial


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Information" below) of approximately $537.3 million. Approximately 77% of our gross margin was attributable to our electric service and the remaining 23% was attributable to our retail natural gas service. For the nine months ended September 30, 2002, we had total operating revenues of approximately $1.1 billion, operating income of approximately $138.3 million and EBITDA of approximately $416.9 million. The electric transmission system sale, if completed, is expected to reduce our annual operating income by approximately $15.4 million and our annual EBITDA by approximately $46.0 million. However, after giving effect to the expected reduction in capital expenditures otherwise required for the operation of these assets, we believe that the net cash flow effect of the sale on us will be minimal.

     We were incorporated under the laws of the State of Illinois in 1923 and are headquartered in Decatur, Illinois. We are an electric utility company as defined in the Public Utility Holding Company Act of 1935 and are subject to regulation under the Illinois Public Utilities Act by the Illinois Commerce Commission, referred to as the "ICC." We are also subject to regulation under the Federal Power Act by the Federal Energy Regulatory Commission, referred to as the "FERC."

     We are an indirect wholly owned subsidiary of Dynegy Inc. Dynegy is a holding company and conducts substantially all of its business through its subsidiaries. The following chart depicts a simplified version of Dynegy's corporate structure, including Dynegy's ownership of Illinois Power.

                        [ORGANIZATIONAL STRUCTURE CHART]

     Our principal executive offices are located at 500 South 27th Street, Decatur, Illinois 62521, and our telephone number is (217) 424-6600.


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                                  RISK FACTORS

OUR SIGNIFICANT LEVERAGE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We have significant near-term debt maturities. As of December 1, 2002, our debt maturities through December 31, 2003 were as follows:


   Date                               Type                     Amount Outstanding/Owed
   ----                               ----                     -----------------------
Fourth Quarter 2002       Transitional Funding Trust Notes(1)       $21.6 million

First Quarter 2003        Transitional Funding Trust Notes(1)       $21.6 million

Second Quarter 2003       Bank Credit Facility(2)                   $300 million
                          Transitional Funding Trust Notes(1)       $21.6 million

Third Quarter 2003        Maturing Mortgage Bonds(3)                $190 million
                          Transitional Funding Trust Notes(1)       $21.6 million

Fourth Quarter 2003       Transitional Funding Trust Notes(1)       $21.6 million

(1) Refers to transitional funding trust notes issued by a related special purpose trust, of which approximately $540 million were outstanding at September 30, 2002. These notes were issued pursuant to the Illinois Electric Utility Transitional Funding Law and are to be repaid quarterly with cash set aside from customer billings. We expect that we will pay down these notes ratably from the cash we receive from customer billings through 2008.

(2) On May 17, 2002, we borrowed the remaining $60 million available under our 364-day $300 million bank revolving credit facility and converted the facility to a one-year term loan pursuant to the terms of the facility.

(3) Reflects $190 million of the approximately $1.1 billion in Mortgage Bonds outstanding at December 1, 2002.

     In addition to the $86.4 million of annual payments due on our Transitional Funding Trust Notes through 2008, we have a payment of up to $81 million due on our Tilton lease financing in the third quarter of 2004. Pursuant to this financing, which is treated as an operating lease for accounting purposes and a capital lease for tax purposes, we lease, and then sublease to Dynegy Midwest Generation, Inc., another Dynegy subsidiary and which we refer to as "DMG," four gas turbines associated with a power plant located in Tilton, Illinois. At the expiration of the lease, we have an option to purchase the gas turbines. If we do not purchase the gas turbines, the turbines will be sold. We will be responsible for any shortfall if the sale proceeds are less than $81 million, up to our minimum residual value guarantee on the lease of 86% of the $81 million payment due, or $69.6 million.

     In addition to our existing debt maturities, we have the ability to issue a significant amount of additional indebtedness, subject to market conditions, ICC approval and the provisions of the Mortgage and the Supplemental Indentures governing our Mortgage Bonds. Additional Mortgage Bonds may be issued under



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the Mortgage on the basis of (i) 75% of net utility property additions and (ii)
the principal amount of retired Mortgage Bonds. As of September 30, 2002, we had the capacity to issue approximately $974 million of additional debt under the Mortgage.

     We also could cause the issuance by a related special purpose trust, subject to ICC approval and certain other conditions, of up to $864 million in additional Transitional Funding Trust Notes pursuant to the Illinois Electric Utility Transitional Funding Law. There were approximately $540 million in Transitional Funding Trust Notes outstanding at September 30, 2002, the principal and interest of which is to be repaid quarterly with cash set aside from customer billings. As a result of our consolidation of the related special purpose trust, the cash set aside from these customer billings is included in revenues on our consolidated statement of income and the Transitional Funding Trust Notes are accounted for as long-term debt on our consolidated balance sheet. However, the cash set aside from these customer billings is owned by the special purpose trust that issued the Transitional Funding Trust Notes and is dedicated solely to the debt service obligations on the Transitional Funding Trust Notes and is not otherwise available to service our other debt obligations.

     Due to our non-investment grade credit ratings and other factors, including our relationship with Dynegy, we do not have access to the commercial paper markets, and our access to the capital markets is limited. These factors, along with the level of our indebtedness and the fact that we do not currently have a revolving credit facility, will have several important effects on our future operations. First, a significant portion of our operating cash flows will be dedicated to the payment of principal and interest on our indebtedness, including the Transitional Funding Trust Notes, and will not be available for other purposes. Further, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes is limited. Given these facts, we expect to continue to rely primarily on cash from operations, cash on hand, cash from asset sales and interest income under our intercompany note receivable to meet our near-term obligations. As of December 5, 2002, we had unrestricted cash of approximately $27 million.

     Our plan to improve our liquidity in order to meet our near-term debt maturities and provide for ongoing operations and necessary capital expenditures includes:

     o    completion of a sale of additional Mortgage Bonds;

     o completion of the pending sale of our electric transmission system to Trans-Elect; and

     o the negotiation of a new bank credit facility on terms acceptable to us and our lenders to replace all or a portion of the facility that matures in May 2003.

     Our ability to satisfy our debt obligations as they come due will depend upon our successful execution of these initiatives, which in turn is subject to a number of risks including factors beyond our control. These factors include, among others, the timeliness and ability to obtain regulatory approvals, our ability to complete our proposed sale of Mortgage Bonds and the continued negative effects of our relationship with Dynegy. If we are unable to successfully execute these initiatives, we would require additional liquidity support from Dynegy, to the extent available and subject to receipt of any required regulatory approvals, in order to satisfy our debt maturities and other obligations as they come due. Please read "--Our relationship with Dynegy and its financial condition subjects us to potential risks that are beyond our control" for a discussion of the challenges facing Dynegy and its potential inability to provide us with any such support. Please also read "A bankruptcy filing by Dynegy could lead to our own bankruptcy filing and would materially adversely affect our ability to make payments on our obligations."

OUR SOURCES OF CASH MAY BE INSUFFICIENT TO SATISFY OUR ONGOING LIQUIDITY REQUIREMENTS.

     Because we have no revolving credit facility, no other commercial credit capacity and no access to the commercial paper markets, we are dependent on cash on hand, cash from asset sales and other capital-raising


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activities and cash flows from operations (including interest payments on our intercompany note receivable from Illinova) to satisfy our near-term obligations. For the nine months ended September 30, 2002, our cash flows from operations were $218.6 million, approximately $85.6 million of which, after adjustment for taxes, were generated by interest payments on our intercompany note receivable from Illinova. For a discussion of the risks associated with our continuing receipt of interest income on the intercompany note, please read "We are particularly susceptible to developments at Dynegy because we rely on an unsecured note receivable from Illinova for a substantial portion of our net cash provided by operating activities." The balance of our cash flows from operations was approximately $133.0 million. For the same period, our capital expenditure requirements were approximately $101.8 million and our long-term debt requirements were approximately $160.5 million. These obligations exceeded cash flows from operations (inclusive of interest on our intercompany note) for the nine months ended September 30, 2002 by approximately $43.7 million, and this deficit will increase significantly in the event we do not receive interest payments on our intercompany note receivable. Our future cash flows from operations may be less than those presented for the nine months ended September 30, 2002, further increasing this deficit.

     Because our operating cash flows are insufficient for us to satisfy our debt and other obligations as they become due, we will be required to obtain additional financing or refinance our indebtedness. Any failure to receive interest payments on our intercompany note receivable would significantly adversely impact our ability to obtain any such additional financing. As a result, we may not be able to obtain additional financing or refinance our existing indebtedness on commercially reasonable terms, if at all. Please read "Our business is subject to extensive regulation, the effects of which could negatively impact our ability to satisfy our obligations" and "--A bankruptcy filing by Dynegy could lead to our own bankruptcy filing and would materially adversely affect our ability to make payments on our obligations."

OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION, THE EFFECTS OF WHICH COULD NEGATIVELY IMPACT OUR ABILITY TO SATISFY OUR OBLIGATIONS.

     Our electricity operations are regulated by the FERC under the Federal Power Act as to transmission rates, terms and conditions of service, the acquisition and disposition of certain transmission facilities and other matters. We are further regulated by the State of Illinois through the Illinois Public Utilities Act and the ICC. The ICC regulates the rates at which we can sell and distribute electricity and natural gas to retail customers. On June 6, 2002, Illinois Governor George Ryan signed a bill that extends Illinois' current retail electric rate freeze through 2006. Beginning in 2007, absent further extension of the retail electric rate freeze or other action, we expect that the distribution and transmission component of retail electric rates will continue to be required to be based on costs while the power and energy component may be required to be based on costs or prices in the wholesale market. We cannot predict the structure under which retail rates will be set after 2006 or the impact of any such rate structure on our business.

     The Illinois state legislature deregulated the Illinois retail power market through the Electric Utility Customer Choice and Rate Relief Law of 1997, commonly referred to as the Customer Choice Law, enacted in December 1997. The Customer Choice Law gave our residential electricity customers a 15% decrease in base electric rates beginning August 1, 1998 and an additional five percent decrease in base electric rates beginning May 1, 2002. The combined impact of these rate decreases is expected to result in a total annual revenue reduction of approximately $91 million in 2002, $101 million in 2003, $103 million in 2004, $105 million in 2005 and $107 million in 2006, relative to rate levels in effect prior to August 1, 1998. The Customer Choice Law also implements a utility return on equity collar relating to the mandatory transition period now ending December 31, 2006. During this period, we may request an increase in our base electric rates if the two-year average of our earned return on equity is below the two-year average of the monthly average yields of the 30-year U.S. Treasury Bond through January 2002, an average of the 30-year U.S. Treasury Bonds and the monthly Treasury Long-Term Average Rates in February 2002, and the monthly Treasury Long-Term Average Rates (25 years and above) after February 2002, for the concurrent period. The ICC would rule on such a request for a rate increase. Conversely, through 2006, we are required to refund to our customers 50% of the amount earned above a defined ceiling limit. This ceiling limit is exceeded if the two-year average of our return on equity exceeds the two-year average of the monthly average yields of 30-year U.S. Treasury Bonds through January 2002, an



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average of the 30-year U.S. Treasury Bonds and the Monthly Treasury Long-Term
Average Rates in February 2002 and the Monthly Treasury Long-Term Average Rates (25 years and above) after February 2002, for the concurrent period plus 6.5%. This 6.5% may be increased to 8.5% upon election by us to waive our right to request authority to collect transition charges in 2007 and 2008 from customers choosing direct access. Regulatory asset amortization is included in the calculation of return on equity for the ceiling test but is not included in the calculation of return on equity for the floor test. During 2001, our two-year average return on equity was within the allowable return on equity collar, resulting in no rate increase requests or customer refunds, and is expected to be within the return on equity collar in 2002.

     As of May 1, 2002, the Customer Choice Law further permits all Illinois electricity consumers to choose their own electricity providers. The rate freeze described above does not apply to rates for electric distribution service to customers who choose direct access. These rates are currently required to be based on costs and can be raised or lowered by the ICC as the result of a rate proceeding. However, customers choosing direct access may be required to pay transition charges based on the utility's lost revenues from such customers. Under the Customer Choice Law, we are obligated to provide electric supply service to all of our customers who request it, unless such service is deemed competitive by the ICC.

     Although no parties have requested certification from the ICC to provide residential electric power service pursuant to the Customer Choice Law, this could change. Additionally, there are several registered energy providers for non-residential service. Customer choice has resulted in lower electric service revenues from our commercial and industrial customers. These factors and others will influence the extent to which customer choice affects our operating results. We currently estimate that by the end of 2003 commercial and industrial customers representing approximately 15% of our total megawatt hours sold will have switched to other electric service providers. In addition, we have also lost revenues as a result of some commercial and industrial customers electing to pay for power supplied by us at market-based prices, rather than under bundled tariffs. This power purchase option is only available to commercial and industrial customers that would be required to pay transition charges and is generally not available to customers with non-standard tariff agreements until such agreements expire. We have a significant number of such agreements that expire in the third and fourth quarters of 2003. A significant number of customers under these agreements could elect the power purchase option in connection with any such renewals or choose a third party provider, which could further reduce our revenues.

     Lower future revenues due to customers choosing other electric service providers or the power purchase option could affect our ability to satisfy our debt service and other obligations as they become due. In addition, in order to adapt to the increasingly competitive environment in which we operate, we expect to continue to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions or dispositions as well as internal restructurings or reorganizations involving any of our businesses or properties, including our distribution assets or our technology and infrastructure assets. In addition, we have agreed to sell our electric transmission system to Trans-Elect. Further pursuit of any of these strategies may significantly affect our business operations and financial condition.

OUR RELATIONSHIP WITH DYNEGY AND ITS FINANCIAL CONDITION SUBJECTS US TO POTENTIAL RISKS THAT ARE BEYOND OUR CONTROL.

     General. As described in the chart appearing under the heading "Our Company--General," we are indirectly owned by Dynegy. Dynegy has recently experienced a number of events that have had a severely negative effect on its operating results, liquidity and public confidence in its ability to meet its debt and other obligations and its long-term business strategy, all of which are reflected in continuous declines in the market price of Dynegy's debt and equity securities. These events include, among others, contraction in the energy trading markets, downgrades in Dynegy's credit ratings, increased collateralization requirements from counterparties, a weak commodity price environment for power, and various legal proceedings and investigations arising from Project Alpha, Dynegy's trading practices and its failed merger with Enron Corp. Also weighing on



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public confidence is Dynegy's previous announcement that PricewaterhouseCoopers
LLP would re-audit Dynegy's 1999-2001 financial statements as part of its previously announced restatement process.

     Due to our relationship with Dynegy, adverse developments and announcements concerning Dynegy have affected and will continue to affect our ability to access the capital markets and to otherwise conduct our business. For example, in July 2002 we priced a public offering of $325 million of Mortgage Bonds. In late July, following announcement by Dynegy of a $500 million second quarter charge and lowered operating cash flow guidance (from up to $1 billion to a range of $600 million to $700 million), all three major credit rating agencies further downgraded the credit ratings of Dynegy and its subsidiaries, including us. These actions caused the termination of our $325 million Mortgage Bond offering. Additionally, the resulting declines in our credit ratings have caused increased collateralization requirements on the part of our gas suppliers. Because we currently have no borrowing capacity under our bank credit facility and few cash resources, Dynegy has been required to post letters of credit of approximately $25 million to support these collateral requirements.

     Dynegy has significant consolidated debt maturities through December 31, 2003. These consolidated maturities, including our maturities as set forth in the table above, are approximately as follows: fourth quarter 2002--$73 million; first quarter 2003--$258 million; second quarter 2003--$1,532 million; third quarter 2003--$252 million; and fourth quarter 2003--$62 million. In addition, Dynegy has $1,500 million in Series B Mandatorily Convertible Redeemable Preferred Stock held by ChevronTexaco Corporation with a mandatory redemption date in November 2003. In its third quarter 2002 Form 10-Q, Dynegy provided updated information regarding its liquidity position and its strategy to address its significant debt maturities in 2003 and other financial obligations. Specifically, Dynegy stated that it believes its current liquidity position should be sufficient to permit it to meet its debt maturities and other obligations through the first quarter 2003. However, Dynegy stated that the sufficiency of its liquidity will depend upon:

     o Dynegy's continued compliance with the covenants in its bank credit and other debt instruments or its ability to negotiate waivers in the event of a covenant default;

     o Dynegy's ability to repay or refinance its credit facilities that mature in the second quarter 2003;

     o Dynegy's ability to manage its exit from third party risk management aspects of the marketing and trading business and the timing of the expected cash flows and reduction in collateral from this exit;

     o the level of earnings and cash flow from Dynegy's assets and businesses, which is subject to the effect of changes in commodity prices, particularly natural gas and power, and the capital requirements associated with the operation of these assets and businesses;

     o Dynegy's non-investment grade credit ratings, the effect of these ratings on Dynegy's ability to access capital markets and to conduct normal commercial operations and the effect of any further downgrade in these credit ratings on refinancings;

     o ongoing investigations and litigation relating to the Project Alpha structured natural gas transaction, Dynegy's trading practices and its activities in the California power markets;

     o public confidence in Dynegy's financial reporting in light of the previously announced restatements and the ongoing re-audit of its 1999-2001 financial statements; and

     o Dynegy's ability to eliminate or further reduce net cash outflows associated with its telecommunications business.

         Dynegy indicated that its liquidity may be significantly adversely affected if it is unable to refinance its credit facilities, all of which mature in the second quarter of 2003. Dynegy's primary financing subsidiary, Dynegy Holdings, is party to two of these credit facilities. It is likely that any new Dynegy Holdings credit facilities will contain restrictive covenants affecting Dynegy Holdings' ability to, among other things, distribute cash up to Dynegy. Because Dynegy is a holding company that conducts substantially all of its business operations through its subsidiaries, including Dynegy Holdings, any such restrictions would substantially

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decrease the amount of cash available to Dynegy for providing us with interest payments under the intercompany note receivable or additional liquidity support as required.

     Dynegy also faces the risk of a covenant default on its credit facilities or other debt instruments prior to their maturity. These credit facilities and Dynegy's telecommunications lease financing contain various covenants, including EBITDA-to-interest and debt-to-capitalization financial covenants. Dynegy stated that it was in compliance with the covenants in its credit facilities and other debt instruments at September 30, 2002. While many of the charges incurred by Dynegy during 2002 are excluded from the compliance calculations, continued weakness in Dynegy's operating results compared with results in 2001 will make it more difficult for Dynegy to continue to comply with certain of its financial covenants. Compliance with these financial covenants is measured on a quarterly basis.

     Any failure to satisfy one or more of these financial covenants would constitute a breach giving rise to a default under the applicable debt instrument and would permit the lenders under such debt instrument to accelerate the maturity of Dynegy's outstanding obligations thereunder. Depending upon the particular debt instrument, such a breach or any action by the lenders to accelerate the maturity of amounts owing would result in a default under or trigger cross-acceleration provisions in a significant portion of Dynegy's other outstanding debt instruments. In the event of non-compliance, Dynegy would seek waivers from the lenders under these debt instruments or attempt to repay or refinance the affected debt instruments. Dynegy has stated that it cannot provide any assurance that it could repay, obtain waivers with respect to or refinance such debt instruments in the event of any such default.

     Dynegy faces significant risks related to its ongoing operations and other matters discussed above, including the risk that it may not be able to reach agreement with its lenders to repay or refinance its credit facilities or to resolve any covenant defaults on mutually acceptable terms. Dynegy has stated that if it fails to execute the remaining elements of its liquidity strategy, it may be forced to consider other strategic alternatives including a possible reorganization under the protection of federal bankruptcy laws. Please read "A bankruptcy filing by Dynegy could lead to our own bankruptcy filing and would materially adversely affect our ability to make payments on our obligations" herein for further discussion of the effects any such filing could have on us.

     Credit Ratings Actions. The challenges faced by Dynegy over the past several months have resulted in numerous credit rating downgrades of Dynegy and its subsidiaries, including us, by the three major credit rating agencies. The ratings on the senior unsecured debt issued by Dynegy Holdings, Dynegy's primary financing subsidiary, are all well below investment grade and remain on negative watch for further downgrades by all three major credit rating agencies. Most recently, on November 26 and December 9, 2002, Standard & Poor's and Moody's, respectively, lowered their credit ratings for Dynegy and its subsidiaries, including us and our Mortgage Bonds. In taking their ratings actions, these agencies cited concerns over, among other things, the level of cash flows that the restructured Dynegy will be able to generate relative to its significant financial leverage, its ability to address its debt obligations coming due over the next several years and uncertainties surrounding ongoing investigations and litigation and the re-audit of Dynegy's 1999-2001 financial statements. As of the date hereof, the senior unsecured debt ratings for Dynegy Holdings were CCC+, Caa2 and B by Standard & Poor's, Moody's and Fitch, respectively. Similarly, the ratings on our Mortgage Bonds have been downgraded to below investment grade by all three major credit rating agencies and remain on negative watch for further downgrades by all three major credit ratings agencies. As of the date hereof, the ratings on our Mortgage Bonds were B, B3 and BB- by Standard & Poor's, Moody's and Fitch, respectively.

     A further downgrade of the outstanding indebtedness of Dynegy Holdings could result in a similar downgrade of our indebtedness. Our non-investment grade status precludes our use of Form S-3 under the Securities Act, limits our ability to refinance our debt obligations as they become due and adversely affects our access to the capital markets. Our non-investment grade status also will likely increase the borrowing costs incurred in connection with any such actions. Our financial flexibility will likewise be reduced as a result of, among other things, restrictive covenants and other terms typically imposed on non-investment



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grade borrowers. In addition, it is currently anticipated that the terms of our refinanced or new credit facility will be more stringent than the terms contained in our existing facility, and that such facility may be secured by Mortgage Bonds or an interest in our assets. In addition, we have been requested to provide letters of credit or other credit security to support certain business transactions, including some of our purchases of natural gas and natural gas transportation. Because of the effect of Dynegy's credit ratings on our credit ratings, we cannot guarantee that our current credit ratings will be maintained or that the negative effects of our non-investment grade status will be reduced.

     Restatements. Dynegy has recently restated its financial statements on an unaudited basis to reflect adjustments relating to a structured natural gas transaction referred to as Project Alpha, a balance sheet reconciliation project relating primarily to its natural gas marketing business, a change in the accounting for certain contracts from hedge accounting to mark-to-market accounting and an overstatement in the valuation used in its 2000 acquisition of Extant, Inc. For a more complete description of these adjustments, please read "Introductory Note--Restatements and Absence of Report of Independent Public Accountants" to the unaudited consolidated financial statements attached to Dynegy's current report on Form 8-K filed November 14, 2002 and "Note 1--Restatements" to the unaudited consolidated financial statements included in Dynegy's quarterly report on Form 10-Q for the quarter ended September 30, 2002.

     While Dynegy's restated financial statements reflect all known adjustments that, in the opinion of Dynegy's management, are necessary for a fair presentation of Dynegy's financial statements for the periods presented, such restated financial statements remain unaudited. Dynegy's independent public accountant, PricewaterhouseCoopers LLP, is currently re-auditing Dynegy's historical financial statements for each of the years in the three-year period ended December 31, 2001, which were previously audited by Arthur Andersen LLP, Dynegy's former independent public accountant. Arthur Andersen has advised Dynegy that its audit opinion relating to Dynegy's financial statements for the year ended December 31, 2001 should no longer be relied upon and such audit opinion was withdrawn. As a result of this three-year re-audit process, it is possible that additional adjustments to these financial statements may result, some of which could be material. Dynegy expects that the re-audit of its 1999 through 2001 consolidated financial statements will be completed early in the first quarter 2003. Our ability to access the capital markets has been adversely affected by negative sentiment surrounding Dynegy's restatement and re-audit process. If any further restatements are required as a result of the re-audit process, our ability to access the capital markets could be further reduced.

     Investigations and Lawsuits. Dynegy has been named in numerous class action lawsuits alleging violations of federal securities laws and relating to its terminated merger with Enron Corp. Dynegy is also under investigation by, among others, the California Attorney General, the FERC, U.S. Attorneys in Texas and California and the Commodity Futures Trading Commission, primarily with regard to its trading activities and, with respect to the U.S. Attorneys, the Project Alpha structured natural gas transaction, round trip trades, reporting of trading information to trade publications, and marketing activities in California. Dynegy also has a netting agreement with Enron, the enforcement of which Enron is currently challenging in its bankruptcy proceedings. If Enron is successful in such challenge, Dynegy would be required to pay approximately $220 million to Enron. An adverse result in one or more of these investigations and lawsuits could adversely affect Dynegy's and our financial condition and results of operations. For a more detailed discussion of the investigations and litigation facing Dynegy, please read "Note 12--Commitments and Contingencies" to Dynegy's quarterly report on Form 10-Q for the quarter ended September 30, 2002.

     Dividends. There are restrictions on our ability to pay cash dividends, including any dividends that we might pay indirectly to Dynegy. Under our restated articles of incorporation, we may pay dividends on our common stock, all of which is owned by Illinova, subject to the preferential rights of the holders of our preferred stock, of which Illinova owns approximately 73%. We also are limited in our ability to pay dividends by the Illinois Public Utilities Act and the Federal Power Act, which require retained earnings equal to or greater than the amount of any proposed dividend. At September 30, 2002, we had retained earnings of approximately $368 million. Additionally, the ICC's October 23, 2002 order relating to the netting agreement referred to above prohibits us from declaring and paying any dividends on our common stock until such time as our Mortgage

Bonds are rated investment grade by both Moody's and Standard & Poor's and requires that we first obtain approval for such payment from the ICC.

     The ICC's October 2002 order authorized us to provide funds to Illinova to enable it to make interest payments due in February and August 2003 and February 2004 on its senior notes, but only if and only to the extent that Illinova is unable to obtain the necessary funds from Dynegy or another source. The amount of each of these three scheduled interest payments is about $3.6 million. With respect to the February 2003 interest payment on Illinova's senior notes, the ICC order authorizes us to advance funds directly to The Depository Trust Company, referred to as "DTC," for the account of Illinova, for the payment of interest on its senior notes. Illinova is to repay us within 30 days with interest at the annual rate of 7.5%. If Illinova fails to repay us within 30 days, we may rely on the netting agreement to offset this unpaid amount against other amounts we owe to Dynegy. With respect to the August 2003 and February 2004 interest payments, the ICC order authorizes us to provide funds to Illinova by repurchasing shares of our 7.75% series $50 par value preferred stock, which is callable by us in whole or in part at any time after July 1, 2002. Illinova holds approximately 95% of the shares of our 7.75% series preferred stock. The payment of any such amounts would reduce the amounts available to us for general corporate purposes or to satisfy our debt service or other obligations as they become due.

WE ARE PARTICULARLY SUSCEPTIBLE TO DEVELOPMENTS AT DYNEGY BECAUSE WE RELY ON AN UNSECURED NOTE RECEIVABLE FROM ILLINOVA FOR A SUBSTANTIAL PORTION OF OUR NET CASH PROVIDED BY OPERATING ACTIVITIES.

     Effective October 1, 1999, we transferred our wholly owned fossil generating assets and certain other assets and liabilities to Illinova in exchange for an unsecured note receivable of approximately $2.8 billion. All of these assets were subsequently contributed to Illinova Power Marketing Inc., an Illinova subsidiary. Following the Dynegy-Illinova merger, Illinova Power Marketing was renamed Dynegy Midwest Generation and sold to Dynegy Inc. As consideration for this sale of our fossil generating assets, an intercompany note receivable was created between Dynegy and Illinova on substantially similar terms as the note receivable between Illinova and us. Dynegy subsequently contributed DMG to Dynegy Holdings Inc.

     Our intercompany note receivable from Illinova matures on September 30, 2009 and bears interest at an annual rate of 7.5%, payable semi-annually in April and October. At September 30, 2002, the principal outstanding under this note receivable, as well as the carrying value of this note receivable on our consolidated balance sheet, was approximately $2.3 billion. During 2001, we recognized approximately $170 million in pre-tax interest income from this note receivable, which represented, on an after-tax basis, approximately two-thirds of our total net income for the same period. This note receivable represented approximately 47% of our total assets as of September 30, 2002, and the interest income received on this note receivable, after adjustment for taxes, represented approximately 39% of our net cash provided by operating activities for the nine-month period ended September 30, 2002. All interest payments on this note receivable have been made on or before their due date. Additionally, in July 2002, Illinova pre-paid approximately $85 million of the interest otherwise due in October 2002 under this intercompany note receivable. In each of September and November 2002, Illinova prepaid interest of approximately $14 million for the months of October and November 2002, which interest was otherwise due in April 2003.

     As noted above, Dynegy faces many issues regarding its creditworthiness as well as a number of other legal and accounting issues. In the event that any of these issues cause Dynegy to default in the payment of principal or interest on its note receivable with Illinova such that Illinova is unable to perform under its intercompany note receivable with us, our financial condition, results of operations and our ability to satisfy our commitments and obligations would be materially adversely affected. We periodically review the collectibility of the asset represented by the intercompany note receivable from Illinova. As a result of the continuing uncertainty of the financial and liquidity situation of Dynegy and following the recent deterioration in Dynegy's credit ratings, we have reassessed under FAS 114 the realizable value of the intercompany note receivable as of the date hereof. Management performed an analysis to measure impairment based on the expected future cash flows discounted at the intercompany note receivable's effective interest rate of 7.5% in accordance with FAS 114. This interest rate does not incorporate the borrower's current credit risk profile and, consequently, the resulting carrying amount of the note receivable will not represent market value. This analysis was based on the probability weighting of multiple cash flow scenarios, including principal and interest payments based on the contractual terms and bankruptcy (both liquidation and reorganization). Under present circumstances, we believe that a non-cash writedown of up to 10% of the $2.3 billion principal amount of the intercompany note would be appropriate. Measuring any potential impairment requires judgment and estimates and the eventual outcomes may differ from those estimates. Management will continue to assess the factors affecting this analysis through the remainder of the fourth quarter and the amount of the writedown ultimately recorded could be higher or lower than the current estimate based upon changes in Dynegy's circumstances. The final determination regarding the amount and need for a writedown will not be made until our audited financial statements are published for the year ended December 31, 2002. This non-cash adjustment will not have any effect on Illinova's obligations to continue to service the intercompany note in accordance with its terms. We do not believe that the writedown as currently estimated would have any effect on the rates we charge our retail electric customers under the applicable return on equity ceiling test or upon our ability to continue to comply with the financial covenants in our $300 million term loan or the Tilton lease financing. Also, the writedown will not affect the financial statements of our parent company because of the intercompany nature of the obligation.

     If Illinova fails to make timely payment to us of interest due on the intercompany note, or, even if Illinova continues to make timely payment to us of such interest, if further declines occur in Dynegy's liquidity position or the market value of its assets relative to its consolidated indebtedness, we could be required to further reduce the carrying value of the intercompany note on our consolidated balance sheet. A larger downward adjustment could, among other things, cause a sufficient increase in our return on equity so as to require customer refunds pursuant to the Customer Choice Law. We currently estimate that a write off of the entire intercompany note receivable would result in an approximate $14 million refund for 2005 payable in 2006 and an approximate $35 million refund for 2006 payable in 2007. However, the amount of any required refunds could be materially higher than these estimates based on our actual future operating and financial results, particularly if we were to receive interest payments on the intercompany note subsequent to a write off of the entire intercompany note. A larger adjustment also could result in the acceleration of our obligations under our $300 million term loan and our Tilton lease financing and limit our ability to incur additional indebtedness in the future. Please read the risk factor titled "Our sources of cash may be insufficient to satisfy our ongoing liquidity requirements" for further discussion.

     On October 23, 2002, the ICC issued an order granting our petition for approval of a netting agreement among us, Dynegy, Illinova and several other Dynegy subsidiaries. Under the netting agreement, we can discharge and satisfy payments due to the other parties to the netting agreement under a services and facilities agreement, or for natural gas and transportation services, by offsetting and netting such payments due against interest due us, but unpaid, under our intercompany note with Illinova, or amounts billed by us to, or owed to us by, the other parties under certain other agreements. Similarly, Illinova would be entitled to discharge and satisfy semiannual interest payments due to us under the intercompany note, and for other services, by offsetting and netting such payments due us against amounts billed to us but unpaid under the services and facilities agreement, which includes tax sharing provisions between us and Dynegy, or for natural gas and transportation services. For the nine months ended September 30, 2002, we made approximately $37.5 million of general and administrative payments and approximately $97.9 million of tax payments to Dynegy pursuant to the services and facilities agreement. As a result of the corporate restructuring effected by Dynegy in October 2002, we expect that our general and administrative payments pursuant to the services and facilities agreement will be less in the future than during the nine months ended September 30, 2002. However, there can be no assurance of any such reduction.

     The netting agreement does not, however, give us a right to offset our payments owed under the power purchase agreement with DMG described below against the payments due us from Dynegy or its affiliates.

Additionally, we may not pay any common dividend to Dynegy or its affiliates until our Mortgage Bonds are rated investment grade by Moody's and Standard & Poor's and specific approval for such payment is obtained from the ICC. The ICC also granted our request, subject to certain conditions, to advance funds to service interest on Illinova's senior notes in February 2003 if Dynegy is not able to make such payments and to repurchase our preferred stock held by Illinova in order to provide funds to pay interest on Illinova's senior notes due in August 2003 and February 2004 if Dynegy is unable to make such payments. The amount of each of these three scheduled interest payments is approximately $3.6 million. In the event of a bankruptcy filing by Dynegy, this netting agreement may not be enforced by us without bankruptcy court approval. Please read the risk factor titled "A bankruptcy filing by Dynegy could lead to our own bankruptcy filing and would materially adversely affect our ability to make payments on our obligations" for a discussion of our ability to net payments under the netting agreement in the event of a bankruptcy filing by Dynegy.

A BANKRUPTCY FILING BY DYNEGY COULD LEAD TO OUR OWN BANKRUPTCY FILING AND WOULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS ON OUR OBLIGATIONS.

     As described above, Dynegy has stated that if it fails to execute the remaining elements of its capital and liquidity strategy, it may be forced to consider other strategic alternatives including a possible reorganization under the protection of federal bankruptcy laws. If Dynegy were to file for bankruptcy protection, interest under Illinova's intercompany note receivable with Dynegy would cease to accrue. If Illinova were included in a Dynegy bankruptcy, interest under our intercompany note receivable with Illinova would similarly cease to accrue. The netting agreement that we recently entered into for the purpose of setting off amounts owing to Dynegy and its other affiliates under a services and facilities agreement, which includes tax sharing provisions between us and Dynegy, against unpaid interest payments under our intercompany note receivable with Illinova could be deemed unenforceable. Further, even if the netting agreement were to be enforced, the failure of interest to accrue under our intercompany note receivable would provide us with no unpaid interest payments against which to exercise our right of offset under the netting agreement. If this were to occur, we may be required to continue to make payments to Dynegy and certain of its affiliates under the services and facilities agreement even though we are not receiving interest payments under the intercompany note receivable. In the event of a bankruptcy, we may disagree with Dynegy on the interpretation of the terms of the services and facilities agreement.

     Notwithstanding the enforceability of the netting agreement or whether Illinova would be included in a Dynegy bankruptcy, failure of interest to accrue under Illinova's intercompany note receivable with Dynegy could result in our failure to receive interest income under our intercompany note receivable with Illinova. Because we rely on interest income under this intercompany note receivable for a substantial portion of our cash flows, the loss of such interest income, particularly in conjunction with a continued obligation to pay amounts owed under the services and facilities agreement with Dynegy, would materially adversely affect our ability to service our debt obligations, and could result in our own filing for bankruptcy protection. Accordingly, holders of our Mortgage Bonds could be forced to pursue recovery of their investment against the assets securing such Mortgage Bonds, the value of which may be insufficient to support full recovery.

     In addition, if Dynegy were to file for bankruptcy protection, it is possible that Dynegy or a third party could petition the bankruptcy court to substantively consolidate our assets and liabilities with those of Dynegy. If such a petition were made, the bankruptcy court would make its ruling after considering a number of factors, including the overlap of the creditor groups, the business operations or the directors and officers of Illinois Power and Dynegy, whether Illinois Power creditors would be prejudiced, whether we have maintained separate books and records from Dynegy including whether we have been separately audited, whether our operations have been governed by a separate regulatory body, whether transactions between us and Dynegy were conducted on an arms length basis and the length of time we and Dynegy have been in the same corporate group. If, after considering these and such other equitable factors as it deems relevant, the bankruptcy court were to substantively consolidate our assets and liabilities with those of Dynegy, holders of our Mortgage Bonds should, under current bankruptcy laws, maintain their lien position in the assets securing such Mortgage Bonds. However, substantive consolidation with Dynegy could delay your ability to recover against those assets.

WE DEPEND UPON LONG-TERM ARRANGEMENTS WITH THIRD PARTIES, INCLUDING DYNEGY, FOR SUBSTANTIALLY ALL OF THE POWER WE PURCHASE FOR RESALE TO OUR CUSTOMERS.

     We own no significant generating assets and obtain substantially all of our electricity through long-term power purchase agreements with others. We obtain more than two-thirds of our electricity from DMG, an indirect wholly owned subsidiary of Dynegy, with whom we have a power purchase agreement that provides us with the right to purchase our full requirements for power from DMG for a primary term extending through December 31, 2004. The primary term may be automatically extended on an annual basis unless cancelled by either party on 12 months' notice; however, in light of the recent two-year extension of the retail electric rate freeze, we are currently in negotiations to extend this agreement through at least 2006 on terms and conditions and at prices to be agreed between the parties. The FERC and the ICC must approve any such extension. The power purchase agreement specifies the prices, terms and conditions under which DMG will provide power and energy to us. These prices, terms and conditions may not be materially amended without FERC and ICC approval. If we are unable to agree with DMG on an extension of the power purchase agreement, we will be forced to purchase substantially all the electricity we are required to supply our customers in the open market at then current market prices.

     The agreement requires us to compensate DMG for reserved capacity through charges of approximately $328.8 million in 2003 and approximately $310.8 million in 2004. We must pay these capacity charges to DMG regardless of the amount of electricity we actually purchase to serve our customers. The agreement also provides that we pay for any electricity actually purchased based on a formula that includes various cost factors, primarily related to the cost of fuel, plus a market price for amounts in excess of our reserved capacity. We believe this arrangement, together with our other long-term arrangements, provides us with an adequate power supply to cover our expected load plus a reserve supply above that level. However, if DMG defaults on its power supply obligations to us or if for any other reason we do not receive power to cover our actual load, either from DMG or through our other power purchase arrangements, we will be required to buy power from third parties at then current market prices and may be required to provide credit support or collateral for such purchases. If current market prices at that time exceed the prices at which we currently purchase power or an alternative supply is not available, our financial condition and results of operations would be materially adversely affected.

AN INHERENT CONFLICT OF INTEREST MAY EXIST BECAUSE ALL OF OUR DIRECTORS AND A SIGNIFICANT NUMBER OF OUR EXECUTIVE OFFICERS ARE DIRECTORS AND OFFICERS OF OUR INDIRECT PARENT, DYNEGY. IN ADDITION, DYNEGY MAY MAKE DECISIONS THAT COULD BE ADVERSE TO OUR INTERESTS.

     All of our directors and a significant number of our executive officers are directors and officers of our indirect parent, Dynegy. As such, there may be inherent conflicts of interest because these persons serve both Dynegy and us. In addition, decisions made at Dynegy, including timing of financing and capital raising activities, dispositions of assets, payments to creditors, including our intercompany note receivable, and other business matters could be adverse to our interests.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information for us and our subsidiaries. The selected consolidated financial information for the three fiscal years in the period ended December 31, 2001 has been derived from our audited consolidated financial statements. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year ended December 31, 1999 and Arthur Andersen LLP audited our consolidated financial statements for the fiscal years ended December 31, 2000 and December 31, 2001. The selected consolidated financial information for the nine months ended September 30, 2002 and September 30, 2001 has been derived from our unaudited consolidated financial statements and includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for those periods. The financial information presented below may not necessarily be indicative of our financial position or results of operations in the future. You should read this information with our consolidated financial statements and notes thereto.


                                                                                        Nine Months Ended
                                                       Years Ended December 31,           September 30,
                                                     ---------------------------       ------------------
                                                     1999        2000       2001        2001       2002
                                                     ----        ----       ----        ----       ----
                                                                         ($ in millions)
Operating Revenue
   Electric                                        $1,178.6    $1,189.4   $1,137.1    $  886.3   $  888.9
   Electric interchange                               420.2         2.7        0.7         0.7        7.1
   Gas                                                304.4       393.5      476.6       384.3      247.0
                                                   --------    --------   --------    --------   --------
Total operating revenues                            1,903.2     1,585.6    1,614.4     1,271.3    1,143.0
                                                   ========    ========   ========    ========   ========
Depreciation and amortization                      $  151.8    $   77.6   $   80.9    $   60.7   $   60.9
Amortization of regulatory assets                      26.4        50.6       51.2        38.4       38.4
Operating income                                      217.7       156.0      166.5       146.8      138.3
Interest income from affiliates                        52.9       175.3      171.0       127.4      127.7
Interest expense                                      148.4       139.1      123.5        94.4       83.6
Net income                                            113.1       134.9      166.2       148.5      137.6
Net income applicable to common stock                  95.6       121.0      157.9       140.8      135.9
Cash dividends declared on common stock                40.8          --      100.0       100.0        0.5
Total assets                                        5,297.8     4,971.7    4,861.1     4,935.0    4,825.4
Capitalization
   Common stock equity                             $1,035.2    $1,156.3   $1,221.9    $1,197.3   $1,356.3
   Preferred stock                                     45.8        45.8       45.8        45.8       45.8
   Mandatorily redeemable preferred stock.            193.4       100.0         --          --         --
   Long-term debt, net of current portion.          1,906.4     1,787.6    1,605.6     1,627.3    1,350.6
   Current portion of long-term debt                  236.4        86.4      182.1       182.1      276.4
   Short-term debt                                    327.3       147.8      278.2       246.0      300.0
                                                   --------    --------   --------    --------   --------
     Total capitalization (1)                      $3,744.5    $3,323.9   $3,333.6    $3,298.5   $3,329.1
                                                   ========    ========   ========    ========   ========
Retained earnings                                  $   54.7    $  175.7   $  233.6    $  216.5   $  367.7
EBITDA(2)                                             506.8       484.2      537.3       437.7      416.9
Capital expenditures                                  197.2       157.8      148.8       105.3      101.8
Cash flows from operations                             85.8       381.3      345.0       179.2      218.6
Cash flows from investing activities                (120.2)       172.9    (146.7)     (102.6)     (97.7)
Cash flows from financing activities                (446.6)     (553.6)    (169.8)      (79.5)    (143.9)
Ratios of earnings to fixed charges(3)                2.16x       2.53x      3.25x       3.56x      3.75x

--------

(1) For purposes hereof, we have included short-term debt and current portions of long-term debt in our total capitalization.

(2) EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP measure, is presented here to provide additional information about our operations. EBITDA includes interest income under our intercompany note receivable and the revenues associated with electric customer billings that are set aside for principal and interest payments on our Transitional Funding Trust Notes. Principal payments under such Transitional Funding Trust Notes were $86.4 million for each of the years ended December 31, 1999, 2000 and 2001 and $64.8 million for each of the nine-month periods ended September 30, 2001 and 2002. Interest expense under the Transitional Funding Trust Notes was $45.4 million, $40.4 million and $35.9 million for the years ended December 31, 1999, 2000 and 2001, respectively, and $27.4 million and $23.9 million for each of the nine-month periods ended September 30, 2001 and 2002, respectively. Please read Note 8, "Income Taxes," to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 for information relating to our total income taxes. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a better measure of liquidity. Additionally, our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate EBITDA in the same manner.

(3) For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense; amortization of debt expenses and other related amounts, and other interest charges; and the portion of lease rental expense representative of the interest factor attributable to such leases.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion and analysis is not complete and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2001 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

Overview

     We operate as a regulated utility engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas across a 15,000-square-mile area in the State of Illinois. Illinova Corporation is the sole holder of our common stock and owns approximately 73% of our preferred stock. We are an indirect wholly owned subsidiary of Dynegy Inc.

     Our condensed consolidated financial statements include the accounts of Illinois Power; Illinois Power Capital, L.P. (inactive as of May 30, 2000); Illinois Power Financing I (inactive as of September 30, 2001); Illinois Power Financing II (not currently active); Illinois Power Securitization Limited Liability Company; Illinois Power Special Purpose Trust; and Illinois Power Transmission Company LLC (not currently active). All significant intercompany balances and transactions have been eliminated from the condensed consolidated financial statements. All nonutility operating transactions are included in the line titled "Miscellaneous--net" in our Condensed Consolidated Statements of Income. Certain prior year amounts have been reclassified to conform to the current year presentation.

     We were a leader in the development of the comprehensive electric utility regulatory reform legislation for the State of Illinois, which provided the foundation for our subsequent strategic actions and transformation. Following the successful execution of our strategy to transfer our wholly owned generating assets to an unregulated status and to exit our nuclear operation, we are now focused on delivering reliable transmission and distribution services in a cost-effective manner.

Consolidated Results of Operations

     As a result of the enterprise changes impacting us during the fourth quarter of 1999, our operations now consist of a single reportable segment. For the first nine months of 2002 and the years ended December 31, 2001 and 2000, this segment includes the transmission, distribution and sale of electric energy in Illinois and the transportation, distribution and sale of natural gas in Illinois. Also included in this segment are specialized support functions, including accounting, legal, regulatory, performance management, information technology, human resources, environmental resources, purchasing and materials, management and public affairs. For comparability purposes, results for 2001 and 2000 should be compared with the Customer Service segment from the previous period.

     Regulators historically have determined our rates for electric service, the ICC at the retail level and the FERC at the wholesale level. The ICC determines our rates for gas service. These rates have been designed to recover the cost of service and allow shareholders the opportunity to earn a reasonable rate of return. P.A. 90-561 phases in a competitive marketplace for electric generation while maintaining cost-based regulation for electric delivery services and protecting the financial integrity of our company during the transition period. Future electric and natural gas sales will continue to be affected by an increasingly competitive marketplace, changes in the regulatory environment, transmission access, weather conditions, gas cost recoveries, customer conservation efforts and the overall economy.

     For both 2001 and 2000, we had four measures that we monitored regarding our financial performance. They were Operating Margin; Earnings Before Interest and Taxes, referred to as "EBIT;" Cash Flow; and Return on Net Invested Capital, referred to as "RONIC." For 2001, our Operating Margin, EBIT and RONIC were slightly below targeted measures while Cash Flow target was exceeded. Our 2001 EBIT performance was negatively impacted by a one-time early retirement and severance charge due to corporate restructuring, which was not included in our target. For 2000, our Operating Margin and EBIT performance fell slightly below targeted measures while Cash Flow and RONIC targets were exceeded. Our 2000 EBIT performance was negatively impacted by a one-time early retirement and severance charge related to the merger of Illinova and Dynegy, which was not included in our target.

     In 1999, our operations were divided into four reportable segments:
Customer Service, Wholesale Energy, Nuclear and Other. The business groups and their principal services in 1999 were as follows:

     o Customer Service Business Group--transmission, distribution and sale of electric energy; distribution, transportation and sale of natural gas in Illinois.

     o Wholesale Energy Business Group--fossil-fueled electric generation in Illinois, wholesale electricity transactions throughout the United States and dispatching activities.

     o Nuclear Generation Business Group--nuclear-fueled electric generation in Illinois.

     o Other--This category included the financial support functions such as accounting, finance, corporate performance, audit and compliance, investor relations, legal, corporate development, regulatory, risk management and tax services. Also included in this group were specialized support functions, including information technology, human resources, environmental resources, purchasing and materials management and public affairs.

     Customer Service - Transmission, Distribution and Sale of Electric Energy and Gas. The Customer Service Business Group derived its revenues through regulated tariffs. Its source of electricity was the Wholesale Energy Business Group and the Nuclear Business Group. Electricity was provided to the Customer Business Group at a fixed 2.9 cents per kilowatt-hour for the first nine months of 1999. During the last quarter of 1999 electricity was provided to the Customer Service Business Group at the power purchase agreement price between Illinois Power and DMG.

     Wholesale Energy. The Wholesale Energy Business Group derived its revenues by providing electricity primarily to the Customer Service Business Group. Electricity was provided at 2.9 cents per kilowatt-hour for the nine months ended September 30, 1999. During the last quarter of 1999, electricity was provided at the power purchase agreement price between Illinois Power and DMG.

     Nuclear. During 1999, the Nuclear Business Group revenues consisted of collections from customers under tariff riders to fund the decommissioning trust and 2.9 cents per kilowatt-hour generated and sold to the Customer Service Business Group. The nuclear assets were sold to AmerGen on December 15, 1999.

     Other. Included in this category were the Financial Business Group, the Support Services Business Group and other corporate functions. These segments did not individually meet the minimum threshold requirements for separate disclosure.

     For additional information, please read "Note 13--Segments of Business" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001.

     Twelve-Month Periods Ended December 31, 1999, 2000 and 2001

     Electric Operations. For the years 1999 through 2001, electric revenues, including interchange, decreased 29% and the gross electric margin decreased 52% as follows:


                                                 2001         2000           1999
(Millions of Dollars)                         --------      ---------      --------
Electric revenues                             $ 1,137.1     $ 1,189.4      $ 1,178.6
Interchange revenues                                 .7           2.7          420.2
Fuel cost & power purchased                     (661.8)        (729.3)        (612.3)
                                              ---------     ---------      ---------
   Electric margin                            $   476.0     $   462.8      $   986.5
                                              =========     =========      =========

     The components of annual changes in electric revenues were:


                                2001             2000
(Millions of Dollars)           ----             ----
Price                         $ (65.4)         $ (39.8)
Volume and other                 13.1             50.6
                              -------          -------
  Revenue increase (decrease) $ (52.3)         $  10.8
                              =======          =======

     2001. Electric revenues including interchange sales were lower in 2001 due to industrial customers purchasing energy from alternative retail electric suppliers and a downturn in economic conditions.

     2000. Electric revenues excluding interchange sales remained relatively constant. The significant reduction in interchange revenues is due to the transfer of the fossil generating units to Illinova in October 1999, the sale of the Clinton Power Station, referred to as "Clinton," to AmerGen Energy Company, referred to as "AmerGen," in December 1999 and our strategic focus on the transmission and distribution business.

     The cost of meeting our system requirements was reflected in fuel costs and power purchased. Changes in these costs are detailed below:


                                         2001           2000
(Millions of Dollars)                   ------        -------
Fuel for electric plants                $ --          $(191.2)
Power purchased                          (67.5)         308.2
                                        ------        -------
   Total increase (decrease)            $(67.5)       $ 117.0
                                        ======        =======


     System load requirements, generating unit availability, fuel prices, purchased power prices, resale of energy to other utilities, the transfer of our wholly owned fossil generating assets to Illinova on October 1, 1999 and the sale of Clinton to AmerGen caused changes in these costs.

     2001. The decrease in power purchased cost was primarily due to lower customer demand related to the industrial downturn and fewer units purchased due to industrial customers choosing alternative energy suppliers, partially offset by increased power purchase agreement per unit costs.

     2000. With the transfer of the fossil generating units to Illinova and the sale of Clinton to AmerGen, we no longer incur any fuel costs for electric plants. Conversely, a significant increase occurs in power purchases due to the power purchase agreements in effect with DMG and AmerGen, which simulate fuel cost and operating expenses.

     Gas Operations. For the years 1999 through 2001, gas revenues, including transportation, increased 57%, while the gross margin on gas revenues increased 3% as follows:


                                         2001        2000      1999
(Millions of Dollars)                 --------    --------   -------
Gas revenues                          $ 469.8     $ 388.0    $ 298.9
Transportation revenues                   6.8         5.5        5.5
Gas cost                               (332.8)     (252.7)    (165.1)
                                      -------     -------    -------
Gas margin                            $ 143.8     $ 140.8    $ 139.3
                                      =======     =======    =======

                                               2001                    2000              1999
(Millions of Therms, Unless Otherwise Noted)   ----                    ----              ----
Therms sold                                    539                     574                553
Therms transported                             246                     259                270
                                              ----                    ----               ----
   Total delivered                             785                     833                823
                                              ====                    ====               ====
Average cost per therm delivered              53.9 cents              48.3 cents         26.8 cents

     Changes in the cost of gas purchased for resale were:

                                      2001         2000
(Millions of Dollars)                ------      ------
Gas purchased for resale:
Cost                                  $ 29.6     $127.7
Volume                                 (30.0)       4.0
Gas cost recoveries                     80.5      (44.1)
                                      ------     ------
   Total increase                     $ 80.1     $ 87.6
                                      ======     ======

     The 2001 and 2000 increase in gas costs was attributable to market conditions that caused natural gas prices to reach unprecedented highs partially offset by the effects of the Uniform Gas Adjustment Clause.

     Other Expenses. A comparison of significant increases (decreases) in other operating expenses, maintenance, and depreciation and amortization for the last two years is presented in the following table:

                                                2001        2000
(Millions of Dollars)                          ------      -------
Other operating expenses                      $ (1.2)      $ (323.4)
Retirement and severance expense               (15.7)          31.0
Maintenance                                     (3.1)         (50.1)
Depreciation and amortization                    3.9          (50.0)

     The decrease in operating and maintenance expense for 2001 is primarily due to incremental operating efficiencies, while the decrease in 2000 is primarily due to the transfer of the fossil generating assets to Illinova on October 1, 1999 and the sale of Clinton to AmerGen on December 15, 1999.

     In 2001, we offered an early retirement/severance program to effectuate a reorganization. In 2000, we offered an early retirement/severance program related to the Dynegy-Illinova merger.

     Depreciation and Amortization. Depreciation and amortization increased from $77.6 million in 2000 to $80.9 million in 2001 primarily as a result of plant additions in the ordinary course of business. The decrease in depreciation and amortization from $151.8 million in 1999 to $77.6 million in 2000 was attributable to the transfer of our fossil generating assets in 1999.

     Amortization of Regulatory Assets. Amortization of regulatory assets increased slightly from $50.6 million in 2000 to $51.2 million in 2001. The increase in amortization of regulatory assets from $26.4 million in 1999 to $50.6 million in 2000 was attributable to improved financial performance in 2000, which allowed additional amortization within the provisions of the return on equity collar.

     Operating Income. Operating income increased from $156.0 million in 2000 to $166.5 million in 2001 primarily as a result of incremental operating efficiencies and differences in two separate early retirement/severance programs. The decrease in operating income from $217.7 million in 1999 to $156.0 million in 2000 was attributable to the transfer of our fossil generating assets and Clinton Power Station in 1999.

     Other Income and Deductions - Net. For year 2001, total other income and deductions--net increased by $4.8 million from $116.7 million to $121.5 million primarily due to favorable results from an insurance investment and a litigation settlement, partially offset by a decrease in interest income from affiliates and reduced revenues from non-utility support services. The increase in 2000 of other income and deductions--net was attributable to interest on the Illinova note offset by increased taxes related to non-utility income.

     Interest Charges. Total interest charges, including Allowance for Funds Used During Construction, decreased $16.0 million and $6.4 million in 2001 and 2000, respectively, primarily due to the redemption of Transitional Funding Trust Notes, and lower interest rates on variable Mortgage Bonds. For additional information, please read "Note 9--Long-Term Debt" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001.

Nine-Month Periods Ended September 30, 2001 and 2002


                                                        Nine months ended
                                                          September 30,
                                                        -------------------
                                                          2002        2001
                                                        -------      ------
                                                           (In Millions)
Electric Sales Revenues--
   Residential                                          $   348    $   346
   Commercial                                               261        257
   Commercial-distribution*                                  --          1
   Industrial                                               217        217
   Industrial-distribution*                                   4          2
   Other                                                     29         30
                                                        -------    -------
     Revenues from ultimate consumers                       859        853
   Interchange                                                7          1
   Transmission/Wheeling                                     30         33
                                                        -------    -------
     Total Electric Revenues                            $   896    $   887
                                                        =======    =======
Electric Sales (In kWh)--
   Residential                                            4,342      4,160
   Commercial                                             3,334      3,308
   Commercial-distribution*                                   2         39
   Industrial                                             4,719      4,754
   Industrial-distribution*                               1,921      1,937
   Other                                                    282        285
                                                        -------    -------
     Sales to ultimate consumers                         14,600     14,483
   Interchange                                                1          2
                                                        -------    -------
     Total Electric Sales                                14,601     14,485
                                                        =======    =======
Gas Sales Revenues--
   Residential                                          $   161    $   237
   Commercial                                                58         91
   Industrial                                                18         38
   Other                                                      2          4
                                                              -          -
     Revenues from ultimate consumers                       239        370
   Transportation of customer-owned gas                      --          5
   Sales to affiliates                                        8          9
                                                        -------    -------
     Total Gas Revenues                                 $   247    $   384
                                                        =======    =======
Gas Sales (In Therms)--
   Residential                                              214        225
   Commercial                                                90         99
   Industrial                                                41         52
                                                             --         --
     Sales to ultimate consumers                            345        376
   Transportation of customer-owned gas                     180        185
                                                            ---        ---
     Total gas sold and transported                         525        561
   Sales to affiliates                                       20         17
                                                        -------    -------
     Total Gas Delivered                                    545        578
                                                        =======    =======

--------
*    Distribution of customer-owned energy.

     Nine-Month Periods Ended September 30, 2001 and 2002

     Operating revenues in 2002 decreased $128 million primarily due to decreased gas prices, lower transportation revenues, unfavorable weather compared to last year and decreased late payment charges. Electric revenues reflected slightly higher sales volume due to favorable weather and resolution of a contingent liability for a bulk power billing dispute offset by a 5% residential rate reduction effective May 1, 2002.

     Operating expenses, excluding income taxes, decreased $126 million in 2002 compared to 2001 primarily due to significantly lower market prices for natural gas purchases, lower general taxes, and lower gas volumes purchased.

     Depreciation and amortization was $61 million in 2002 and 2001.

     Amortization of regulatory assets was $38 million in 2002 and 2001.

     Operating income decreased from $147 million in 2001 to $138 million in 2002 primarily as a result of unseasonably mild heating season weather in 2002, a general economic downturn and a 5% residential rate reduction effective May 1, 2002.

     Other income decreased from $94 million to $83 million and includes interest income of $128 million in 2002 as compared to $127 million in 2001. Miscellaneous--net in 2001 included favorable insurance and litigation settlements while 2002 also included a favorable litigation settlement. Interest expense period-to-period decreased $11 million reflecting lower average long-term debt balances coupled with lower interest charges on short-term debt.

     Cash flow from operating activities totaled $219 million for the nine-month period ended September 30, 2002, compared to $179 million reported in the 2001 period. Changes in operating cash flow reflect the operating results previously discussed herein. Additional cash flow changes for 2002 resulted primarily from accelerated interest payments on the Illinova note, partially offset by the prepayment of some gas purchases. Cash flow in 2001 was affected by higher priced natural gas purchases and income taxes paid.

Liquidity and Capital Resources

Available Credit Capacity, Liquidity and Debt Maturities

     Sources of Liquidity. We are currently satisfying our capital requirements primarily with cash from operations, cash on hand and interest income under our $2.3 billion intercompany note receivable from Illinova.

     Due to our non-investment grade credit ratings and other factors, including our relationship with Dynegy, we do not have access to the commercial paper markets, and our access to the capital markets is limited. Given these facts, we expect to continue to rely primarily on cash from operations, cash on hand, cash from asset sales and interest income under our intercompany note receivable to meet our near-term obligations.

     Available Credit Capacity. On May 17, 2002, we exercised the "term-out" provision contained in our $300 million 364-day revolving credit facility, which was scheduled to mature on May 20, 2002. In connection with this conversion, we borrowed the remaining $60 million available under this facility. The exercise of the "term-out" provision converted the facility to a one year term loan that matures in May 2003. Borrowings of $300 million were outstanding under this loan at September 30, 2002. We do not expect to repay this loan prior to its maturity unless a new revolving credit facility is secured on mutually acceptable terms.

     Because we have no borrowing capacity currently available under the bank facility discussed above, our future operations could be adversely affected. For example, a significant portion of our operating cash flows will be dedicated to the payment of principal and interest on indebtedness and will not be available for other purposes. Further, because of our non-investment grade credit rating and other factors, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes could be limited. Please read "Credit Ratings Discussion" below for additional factors impacting our financial flexibility. Please also read the risk factors titled "Our significant leverage could have a material adverse effect on our financial condition and results of operations" and "Our sources of cash may be insufficient to satisfy our ongoing liquidity requirements." Our ability to meet debt service obligations and reduce total indebtedness will be dependent upon future performance and the other factors described herein, many of which are beyond our control.

     We had one standby bond purchase facility in the aggregate principal amount of $152 million that provided credit enhancement for $150 million of Illinois Development Finance Authority 1997 Series A, B and C bonds, referred to as the "Pollution Control Bonds," along with one month's interest of approximately $2 million, for which our Pollution Control Series P, Q and R Mortgage Bonds were issued without coupon and pledged to secure payment on the Pollution Control Bonds. On April 9, 2002, the indenture for that financing was amended to incorporate an additional interest rate setting mechanism, the auction rate mode. After the indenture was amended, the Pollution Control Bonds were reissued without further change. The auction rate mode does not require the use of a standby purchase facility, allowing the standby bond purchase facility to expire without consequence.

     Uses of Liquidity. Our $96 million Mortgage Bonds, which matured on July 15, 2002, were redeemed using $85 million of prepaid interest on the Illinova note and $11 million of working capital.

     On March 28, 2002, we completed a solicitation of consents from our preferred stockholders to amend our Restated Articles of Incorporation to eliminate a provision restricting the amount of unsecured indebtedness that we could issue or assume. In addition, Illinova completed a tender offer pursuant to which it acquired 662,924 shares, or approximately 73%, of our preferred stock. The New York Stock Exchange has taken action to delist each of the series of preferred stock that were subject to the tender offer and previously listed thereon. On March 29, 2002, we amended our Restated Articles of Incorporation to eliminate the restriction on incurring unsecured indebtedness. Certain charges incurred in connection with the consent solicitation, approximately $1 million in the aggregate, were paid by us. These charges are reflected as an adjustment to Retained Earnings in our balance sheet as of September 30, 2002 included in our quarterly report on Form 10-Q.

     Debt Maturities and Liquidity Plan. We have significant debt maturities through December 2003. These maturities include the May 2003 maturity of our $300 million term loan, the August 2003 and September 2003 Mortgage Bond maturities of $100 million and $90 million, respectively, and quarterly payments of approximately $22 million on Transitional Funding Trust Notes issued by the Illinois Power Special Purpose Trust (which payments are made with cash to be set aside from customer billings). We are required to make these same quarterly payments of approximately $22 million on our Transitional Funding Trust Notes through 2008, and have a payment of up to $81 million due on our Tilton lease financing in the third quarter of 2004. Pursuant to this financing, which is treated as an operating lease for accounting purposes and a capital lease for tax purposes, we lease, and then sublease to DMG, four gas turbines associated with a power plant located in Tilton, Illinois. At the expiration of the lease, we have an option to purchase the gas turbines. If we do not purchase the gas turbines, the turbines will be sold. We will be responsible for any shortfall if the sale proceeds are less than $81 million, up to our minimum residual value guarantee on the lease of 86% of the $81 million payment due, or $69.6 million. Please read the risk factor titled "Our significant leverage could have a material adverse effect on our financial condition and results of operations." We are developing a plan to improve our liquidity in order to meet our near-term debt maturities and provide for ongoing operations and necessary capital expenditures. The plan includes:

     o the completion of various financing transactions, including a sale of additional Mortgage Bonds; while there are other restrictions and limitations to issuing mortgage debt, as of September 30, 2002, we had sufficient property and refunded bond capacity to issue up to $974 million of additional Mortgage Bonds;

     o the completion of the sale of our electric transmission system to Trans-Elect for $239 million before income tax and other transaction expenses; the net proceeds of this sale are expected to be approximately $180 million, with closing expected during the first half of 2003; and

     o the refinancing of our $300 million term loan, and the successful negotiation of a new bank credit facility on terms acceptable to us.

     We believe that we have sufficient liquidity to meet our debt maturities and other obligations through the first quarter 2003. However, our long-term liquidity depends upon successful completion of our liquidity plan.

     Our ability to successfully execute these initiatives is subject to a number of risks including factors beyond our control. The factors include, among others, the timeliness and ability to obtain regulatory approvals, the receptiveness of the capital markets to a sale of additional Mortgage Bonds and the continued negative effects of our relationship with Dynegy. If we are unable to successfully execute these initiatives, we would require additional liquidity support from Dynegy, to the extent available and subject to receipt of any required regulatory approvals, in order to satisfy our debt maturities and other obligations as they come due. Please read "--Relationship with Dynegy" and the risk factor titled "Our relationship with Dynegy and its financial condition subjects us to potential risks that are beyond our control" above for a discussion of the issues currently facing Dynegy and its potential inability to provide such additional liquidity support.

Capital Asset Program

     Construction expenditures for the nine months ended September 30, 2002 were approximately $102 million. We estimate that we will spend approximately $38 million on construction for the fourth quarter of 2002. Construction expenditures for the nine months ended September 30, 2001, were $105 million, and for the year ended December 31, 2001, were $149 million. Construction expenditures consist of numerous projects to upgrade and maintain the reliability of our electric and gas distribution and transmission systems, add new customers to the system and prepare for a competitive environment. Our construction expenditures for 2003 through 2006 are expected to total approximately $600 million. Additional expenditures may be required during this period to accommodate the transition to a competitive environment, environmental compliance, system upgrades and other costs that cannot be determined at this time.

Credit Rating Discussion

     Credit ratings impact our ability to obtain short-term and long-term financing, the cost of such financing and the execution of our commercial strategies. In determining credit ratings, the rating agencies consider a number of factors. Quantitative factors that are given significant weight include, among other things, earnings before interest, taxes, and depreciation and amortization, referred to as EBITDA; operating cash flow; total debt outstanding; off balance sheet obligations and other commitments; fixed charges such as interest expense, rent, or lease payments; payments to preferred stockholders; liquidity needs and availability; and various ratios calculated from these factors. Qualitative factors include, among other things, predictability of cash flows, business strategy, industry position and contingencies. In determining our credit ratings, the rating agencies also consider the liquidity position and credit ratings of Dynegy, our indirect parent company. Although these factors are among those considered by the rating agencies, each rating agency may utilize different factors and may calculate and weigh each factor differently.

     The challenges faced by Dynegy over the past several months have resulted in numerous credit rating downgrades of Dynegy and its subsidiaries, including us, by the three major credit rating agencies. The ratings on the senior unsecured debt issued by Dynegy Holdings, Dynegy's primary financing subsidiary, are all well below investment grade and remain on negative watch for further downgrades by all three major credit rating agencies. Most recently, on November 26 and December 9, 2002, Standard & Poor's and Moody's, respectively, lowered their credit ratings for Dynegy and its subsidiaries, including us and our Mortgage Bonds. In taking their ratings actions, these agencies cited concerns over, among other things, the level of cash flows that the restructured Dynegy will be able to generate relative to its significant financial leverage, its ability to address its debt obligations coming due over the next several years and uncertainties surrounding ongoing investigations and litigation and the re-audit of Dynegy's 1999-2001 financial statements. As of the date hereof, these senior unsecured debt ratings for Dynegy Holdings were CCC+, Caa2 and B by Standard & Poor's, Moody's and Fitch, respectively. Similarly, the ratings on our Mortgage Bonds have been downgraded to below investment grade by all three major credit rating agencies and remain on negative watch for further downgrades by all three major credit ratings agencies. As of the date hereof, the ratings on our Mortgage Bonds were B, B3 and BB- by Standard & Poor's, Moody's and Fitch, respectively.

     As of the date hereof, our credit ratings, as assessed by the three major credit rating agencies, were as follows:


                                 Standard
                                 & Poor's     Moody's       Fitch
                                 --------     -------       -----
Senior secured debt                  B            B3          BB-
Senior unsecured debt                *          Caa1            B
Preferred stock                    CCC            Ca          CCC
Transitional funding trust notes   AAA           Aaa          AAA

--------
*    Not rated.

     A further downgrade of the outstanding indebtedness of Dynegy Holdings could likely result in a similar downgrade of our indebtedness. Our non-investment grade status precludes our use of Form S-3 under the Securities Act, limits our ability to refinance our debt obligations as they become due and adversely affects our access to the capital markets. Our non-investment grade status also will likely increase the borrowing costs incurred in connection with any such actions. Our financial flexibility will likewise be reduced as a result of, among other things, restrictive covenants and other terms typically imposed on non-investment grade borrowers. In addition, it is currently anticipated that the terms of our refinanced or new credit facility will be more stringent than the terms contained in our existing facility, and that such facility may be secured by Mortgage Bonds. In addition, we have been requested to provide letters of credit or other credit security to support certain business transactions, including some of our purchases of natural gas and natural gas transportation. Because of the effect of Dynegy's credit ratings on our credit ratings, we cannot guarantee that our current credit ratings will be maintained or that the negative effects of our non-investment grade status will be reduced.

Financial Obligations and Commercial Commitments

     We have entered into various financial obligations and commitments in the course of our ongoing operations and financing strategies. Financial obligations are considered to represent known future cash payments that the enterprise is required to make under existing contractual arrangements, such as debt and lease agreements. These obligations may result from both general financing activities as well as from commercial arrangements that are directly supported by related revenue-producing activities. Financial commitments represent contingent obligations of the enterprise, which become payable only if certain pre-defined events were to occur, such as funding financial guarantees.

     The following table provides a summary of our financial obligations and commercial commitments as of December 31, 2001. This table includes cash obligations related to principal outstanding under existing debt arrangements, decommissioning charges, operating leases and unconditional purchase obligations.


                                            FINANCIAL OBLIGATIONS AND
                                            COMMERCIAL COMMITMENTS

                                                                   Payments due by period
                                              --------------------------------------------------------------
Cash obligations*                               Total      2002     2003   2004    2005     2006  Thereafter
                                              ---------   ------   ------ ------  ------   ------ ----------
                                                                         ($ in millions)
Long-Term Debt /(1)(2)/                       $ 1,180.3   $ 95.7   $190.0 $   --  $ 70.0   $   --  $  824.6
Transitional Funding Trust Notes /(3)/            604.8     86.4     86.4   86.4    86.4     86.4     172.8
Operating Leases /(4)/                              5.8       .8       .7     .7      .7       .7       2.2
Decommissioning Charges /(5)/                      14.9      5.0      5.0    4.9      --       --        --
Unconditional Purchase Obligations /(6)/        1,091.8    400.1    361.4  323.1     2.2      2.2       2.8
                                              ---------   ------   ------ ------  ------   ------  --------
Total Contractual Cash Obligations            $ 2,897.6   $588.0   $643.5 $415.1  $159.3   $ 89.3  $1,002.4
                                              =========   ======   ====== ======  ======   ======  ========

--------


* Cash obligations herein are not discounted and do not include related interest or accretion.

(1) Reflects indebtedness issued pursuant to our Mortgage, under which we generally are able to issue debt secured by the Mortgage provided that (a) our "adjusted net earnings" are at least two times our "annual interest requirements," and (b) the aggregate amount of indebtedness secured by the Mortgage does not exceed three-quarters of the original cost of the property subjected to the lien of the Mortgage, reduced to reflect property that has been retired or sold. We also generally can issue indebtedness in exchange for repurchased and retired indebtedness independent of whether these two tests are met. Aggregate principal outstanding under our Mortgage Bonds approximated $1.2 billion at December 31, 2001, bearing interest ranging from 1.4% to 7.5% per annum. A $95.7 million Mortgage Bond issue matured in July 2002. We also had one standby bond purchase facility in the aggregate principal amount of approximately $150 million along with one-month's interest of approximately $2 million, which provided a backstop to the short-term remarketing of our variable rate bonds. The facility related to our Pollution Control Series P, Q, R Mortgage Bonds. We paid fees of .10% per annum on the full amount of the facility. In the event of the inability to remarket the bonds during an interest reset, a bank syndicate would be obligated to purchase all un-remarketed bonds. We would be required to purchase all un-remarketed bonds and pay the associated fees ratably over a five-year period. On April 9, 2002, the indenture for that financing was amended to incorporate an additional rate setting mechanism, the auction rate mode. Please read "Liquidity and Capital Resources--Available Credit Capacity, Liquidity and Debt Maturities" above for further discussion.

(2) Does not reflect outstanding borrowings under our $300 million revolving bank credit facility, which was converted to a term loan in May 2002 and has since been considered short-term debt.

(3) Reflects the balance of $864 million of Transitional Funding Trust Notes issued by Illinois Power Special Purpose Trust in December 1998 as allowed under the Illinois Electric Utility Transition Funding Law in P.A. 90-651. Per annum interest on these notes averages approximately 5.4%. We are retiring the principal outstanding under these notes through quarterly payments of $21.6 million through 2008.

(4) Our primary operating lease reflected above relates to our Material Distribution Facility, which is a commercial property lease for our storage warehouse. This lease expires in 2009. We also have a lease/sublease agreement on four gas turbines located at the Tilton site. We entered into the five-year lease, which is treated as an operating lease for accounting purposes and as a capital lease for tax purposes, beginning in September 1999 with the option for renewal for two additional years. Beginning in October 1999, we subsequently sublet the turbines to DMG. Therefore, the impact of this lease is not reflected in the above table. We are providing a minimum residual value guarantee on the lease of approximately $69.6 million. At the expiration of the lease agreement, we have the option to purchase the gas turbines. If we do not purchase the gas turbines, the turbines will be sold. We will be responsible for any shortfall if the sale proceeds are less than $81 million up to our minimum residual value guarantee on the lease of 86% of the $81 million payment due, or $69.6 million.

(5) Reflects decommissioning charges associated with our former Clinton facility. For additional information, please read "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001.

(6) Reflects an unconditional power purchase obligation between us and DMG. The agreement requires us to compensate DMG for capacity charges over the next three years at a total contract cost of $974.7 million. We also have contracts on six interstate pipeline companies for firm transportation and storage services for natural gas. These contracts have varying expiration dates ranging from 2002 to 2008, for a total cost of $82.4 million. We also enter into obligations for the reservation of natural gas supply. These obligations generally range in duration from one to five months and require us to pay reservation charges. The cost of the agreements is $34.7 million. As of September 30, 2002, these contracts now have varying expirations dates ranging from 2003 to 2012 for a total cost of $122 million. The costs associated with these contracts are a component of our revenue requirements under our rate-making process.

     In addition to the unconditional purchase obligations described above, we have entered into contracts that stipulate fixed payments for the supply of energy as well as variable payments for the reimbursement of operating costs. The costs associated with these arrangements are a component of our revenue requirements under our rate-making process.

     Contingent Financial Obligations We have $.1 million in surety bonds outstanding as of December 31, 2001, which expire in 2003.

     Pension Plan Assets

     As a result of general declines in the financial markets, the return on pension plan assets for the Dynegy Inc. Master Retirement Trust, which includes the assets related to our pension plans, was a negative 14% for the nine months ended September 30, 2002. These negative returns have reduced plan assets during 2002 to levels that will likely fall below projected plan obligations at year end. If the plan is underfunded at year end, we have two alternatives. The first alternative is to contribute cash to the plan in an amount equal to the underfunded amount. The second alternative is to establish a liability equal to the underfunded amount and prepaid pension asset with the offset being an after-tax reduction in shareholder's equity. Determination of any underfunded amount will be made at year end 2002 and will be dependent on the actual return on pension plan assets for 2002, the discount rate assumption, which depends on year-end interest rates, and actual participant numbers. We do not believe that any such determination will have a material effect upon our financial condition and results of operations.

     Dividends

     Under our Restated Articles of Incorporation, common stock dividends are subject to the preferential rights of the holders of preferred and preference stock. We are also limited in our payment of dividends by the Illinois Public Utilities Act, which require retained earnings equal to or greater than the amount of any proposed dividend declaration or payment. The Federal Power Act precludes declaration or payment of dividends by electric utilities "out of money properly stated in a capital account." In addition, the ICC generally may prevent us from paying dividends if it determines that our capital is or would be impaired. At September 30, 2002, we had retained earnings of approximately $368 million. Our retained earnings balance is expected to be sufficient during 2002 to support payment of all scheduled preferred dividends. For the nine months ended September 30, 2002, we have paid preferred stock dividends of $1.7 million. On March 28, 2002, we declared and paid common stock dividends of $0.5 million to Illinova. Additionally, the ICC's October 23, 2002 order relating to our netting agreement with Dynegy prohibits us from declaring and paying any dividends on our common stock until such time as our Mortgage Bonds are rated investment grade by both Moody's and Standard & Poor's and requires that we first obtain approval for such payment from the ICC.

     The ICC's October 2002 order authorized us to provide funds to Illinova to enable it to make interest payments due in February and August 2003 and February 2004 on its senior notes, but only if and only to the extent that Illinova is unable to obtain the necessary funds from Dynegy or another source. The amount of each of these three scheduled interest payments is approximately $3.6 million. With respect to the February 2003 interest payment on Illinova's senior notes, the ICC order authorizes us to advance funds directly to DTC, for the account of Illinova, for the payment of interest on the senior notes. Illinova is to repay us within 30 days with interest at an annual rate of 7.5%. If Illinova fails to repay us within 30 days, we may rely on the netting agreement to offset this unpaid amount against other amounts we owe to Dynegy. With respect to the August 2003 and February 2004 interest payments, the ICC order authorizes us to provide funds to Illinova by repurchasing shares of our 7.75% series $50 par value preferred stock, which is callable by us in whole or in part at any time after July 1, 2002. Illinova holds approximately 95% of the shares of our 7.75% series preferred stock.

Relationship With Dynegy

     We are an indirect wholly owned subsidiary of Dynegy. Dynegy has recently experienced a number of events that have had a severely negative effect on its operating results, liquidity and public confidence in its ability to meet its debt and other obligations and its long-term business strategy, all of which are reflected in continuous declines in the market price of Dynegy's debt and equity securities. Also weighing on public confidence is Dynegy's previous announcement that PricewaterhouseCoopers LLP would re-audit Dynegy's 2001 financial statements as part of the previously announced 2001 restatement process. Dynegy later announced that PricewaterhouseCoopers LLP would expand its re-audit to include Dynegy's 1999 and 2000 financial statements. PricewaterhouseCoopers LLP will not re-audit our financial results for these periods except to the extent necessary to support its re-audit of Dynegy's financial statements. We do not expect PricewaterhouseCoopers LLP's re-audit of Dynegy's financial statements to affect our financial statements for 1999 through 2001.

     Due to our relationship with Dynegy, adverse developments or announcements concerning Dynegy have affected and could continue to affect our ability to access the capital markets and to otherwise conduct our business. Recent effects include the termination of a July 2002 Mortgage Bond offering and increased collateralization requirements as a result of declining credit ratings. We are particularly susceptible to developments at Dynegy because we rely on an unsecured intercompany note receivable from Illinova Corporation, our direct parent and a Dynegy subsidiary, for a substantial portion of our net cash provided by operating activities. Further, the financial condition of Dynegy could impact the collectibility of the principal balance of the note receivable.

     We periodically review the collectibility of the asset represented by the intercompany note receivable from Illinova. As a result of the continuing uncertainty of the financial and liquidity situation of Dynegy and following the recent deterioration in Dynegy's credit ratings, we have reassessed under FAS 114 the realizable value of the intercompany note receivable as of the date hereof. Management performed an analysis to measure impairment based on the expected future cash flows discounted at the intercompany note receivable's effective interest rate of 7.5% in accordance with FAS 114. This interest rate does not incorporate the borrower's current credit risk profile and, consequently, the resulting carrying amount of the note receivable will not represent market value. This analysis was based on the probability weighting of multiple cash flow scenarios, including principal and interest payments based on the contractual terms and bankruptcy (both liquidation and reorganization). Under present circumstances, we believe that a non-cash writedown of up to 10% of the $2.3 billion principal amount of the intercompany note would be appropriate. Measuring any potential impairment requires judgment and estimates and the eventual outcomes may differ from those estimates. Management will continue to assess the factors affecting this analysis through the remainder of the fourth quarter and the amount of the writedown ultimately recorded could be higher or lower than the current estimate based upon changes in Dynegy's circumstances. The final determination regarding the amount and need for a writedown will not be made until our audited financial statements are published for the year ended December 31, 2002. This non-cash adjustment will not have any effect on Illinova's obligations to continue to service the intercompany note in accordance with its terms. We do not believe that the writedown as currently estimated would have any effect on the rates we charge our retail electric customers under the applicable return on equity ceiling test or upon our ability to continue to comply with the financial covenants in our $300 million term loan or the Tilton lease financing. Also, the writedown will not affect the financial statements of our parent company because of the intercompany nature of the obligation. Please read the risk factor titled "Our sources of cash may be insufficient to satisfy our ongoing liquidity requirements" for further discussion.

     If Illinova fails to make timely payment to us of interest due on the intercompany note, or, even if Illinova continues to make timely payment to us of such interest, if further declines occur in Dynegy's liquidity position or the market value of its assets relative to its consolidated indebtedness, we could be required to further reduce the carrying value of the intercompany note on our consolidated balance sheet. A larger downward adjustment could, among other things, cause a sufficient increase in our return on equity so as to require customer refunds pursuant to the Customer Choice Law. We currently estimate that a write off of the entire intercompany note receivable would result in an approximate $14 million refund for 2005 payable in 2006 and an approximate $35 million refund for 2006 payable in 2007. However, the amount of any required refunds could be materially higher than these estimates based on our actual future operating and financial results, particularly if we were to receive interest payments on the intercompany note subsequent to a write off of the entire intercompany note. A larger adjustment also could result in the acceleration of our obligations under our $300 million term loan and our Tilton lease financing and limit our ability to incur additional indebtedness in the future.

     Dynegy stated in its third quarter 2002 Form 10-Q that if it is unable to execute the remaining elements of its strategy, it may be forced to consider other strategic alternatives including a possible reorganization under the protection of federal bankruptcy laws. Please read Dynegy's Form 10-Q for the quarter ended September 30, 2002 for additional discussion of the issues affecting and that could affect Dynegy and its subsidiaries, including us. Please also read the risk factor titled "A bankruptcy filing by Dynegy could lead to our own bankruptcy filing and would materially adversely affect our ability to make payments on our obligations" for further discussion.

Sale of Transmission Assets

     On October 9, 2002, we announced that we had agreed to sell our electric transmission assets to Trans-Elect, an independent transmission company, for $239 million before income tax and other deductions. The net proceeds of this sale after income taxes and other transaction expenses are expected to be approximately $180 million. The net book value of these assets is estimated to be approximately $143 million at September 30, 2002. Facilities to be included are expected to be 1,687 circuit miles of 345,000-volt and 138,000-volt transmission lines, 20 transmission substations and the transmission assets within an additional 40 substations. We will retain our 37,708 circuit miles of overhead and underground lines and associated substations that comprise our electric distribution system throughout Central and Southern Illinois.

     The transaction is expected to close in the first half of 2003, subject to required approvals from the SEC, the Federal Trade Commission, the ICC and the FERC, as well as other closing conditions. With respect to the FERC, the sale is conditioned on its approving the levelized rates application to be filed by Trans-Elect seeking a 13% return on equity (based on a capital structure of equal portions of debt and equity), which results in a significant increase in transmission rates over the rates we currently charge. If the FERC does not approve levelized rates in substantially the form and amount sought by Trans-Elect, then Trans-Elect will not be obligated to close on the sale pursuant to the parties' signed asset purchase agreement. As a result of our credit ratings, the asset purchase agreement requires us to post a $10 million letter of credit at closing in support of our obligations under the agreement.

     The purchase price is subject to adjustment with respect to certain items, including final agreement as to the precise transmission assets to be sold, any variance in the assumed amount of inventory on hand and the amount of accounts payable at closing. A change in interest rates from those estimated by Trans-Elect in contemplating its financing for the sale also could cause an adjustment to the purchase price or postponement of the closing, at our option. These interest rates are dependent in part on our credit ratings because we will initially provide approximately 60% of Trans-Elect's revenues. In addition, if Trans-Elect is unable to complete the financing of the sale in whole or in part because of an adverse credit event affecting our ability to perform our obligations under the asset purchase agreement, Trans-Elect may terminate the agreement.

     The pre-tax gain on the sale is estimated to be approximately $90 million and will be recorded upon the closing of the transaction. In addition, as a result of the sale, we expect to accelerate approximately $90 million of regulatory asset amortization. The sale, if approved, is expected to reduce our annual operating income by approximately $15.4 million and our annual EBITDA by approximately $46.0 million. However, after giving effect to the expected reduction in capital expenditures otherwise required for the operation of these assets, we believe that the net cash flow effect of the sale on us will be minimal.

     Upon transfer of ownership of these transmission facilities, we will contract for use of such facilities on the same basis as other transmission customers. Trans-Elect will participate in a FERC-approved RTO under the same conditions that would have applied to us. In connection with such participation, in addition to the letter of credit described above, we may be required to post letters of credit of between $10 million and $37 million to support our transmission payment obligations depending on the RTO in which Trans-Elect participates and our credit ratings. Agreements between us and Trans-Elect will provide continued interconnection of the existing distribution and transmission systems and for joint use of shared facilities, such as existing substations and poles that support both transmission and distribution equipment. In addition, we will provide services to operate and maintain the transmission system sold to Trans-Elect for an initial period of five years.

Factors Affecting Future Operating Results

     Our financial condition and results of operations in the fourth quarter of 2002 and beyond may be significantly affected by a number of factors, including:

     o    our ability to successfully consummate the Trans-Elect transaction;

     o our ability to execute our business strategy of delivering reliable transmission and distribution services in a cost-effective manner;

     o our ability to address our significant leverage given our non-investment grade status, lack of borrowing capacity and relationship with Dynegy;

     o the effects of past or future regulatory actions, including Illinois power market deregulation and, specifically, "direct access" on our electric business;

     o our ability to receive payments under our intercompany note receivable and to otherwise receive continued performance under our arrangements with Dynegy;

     o    our ability to maintain or improve our credit ratings;

     o    the effects of weather on our electric and gas business; and

     o our ability to secure power and natural gas for our electric and gas customers.

     Please read "Uncertainty of Forward-Looking Statements and Information" below for additional factors that could impact future operating results.

Regulatory Matters

Fossil Generation Transfer

     In August 1999, the FERC, under Part 205 of the Federal Power Act, approved our filing to put into place a power purchase agreement between our company and Illinova Power Marketing Inc. In September 1999, the FERC, under Part 203 of the Federal Power Act, approved our filing to transfer our wholly owned fossil generating assets to our parent, Illinova, and subsequently its affiliate, Illinova Power Marketing. These approvals, along with the previously received approval from the ICC, satisfied all regulatory requirements related to the formation of Illinova Power Marketing and the transfer to Illinova Power Marketing of our non-nuclear generating assets.

     In October 1999, our wholly owned fossil generating assets and other generation-related assets and liabilities were transferred at book value to Illinova in exchange for an unsecured note in the amount of $2.8 billion. Illinova then contributed these assets to DMG (formerly Illinova Power Marketing). During 2001, approximately $9.3 million of additional fossil generation-related assets were transferred and the unsecured note receivable was adjusted accordingly. The note between our company and Illinova matures September 30, 2009 and bears interest at an annual rate of 7.5%, payable semiannually on the first day of April and October each year. At September 30, 2002, principal outstanding under this note receivable was approximately $2.3 billion with no accrued interest. Please read the risk factor titled "We are particularly susceptible to developments at Dynegy because we rely on an unsecured note receivable from Illinova for a substantial portion of our net cash provided by operating activities" for further discussion.

     We negotiated a power purchase agreement with DMG to provide us with continued energy supply from the transferred fossil generating assets. The power purchase agreement became effective on October 1, 1999 and has a primary term that continues through December 31, 2004, with provisions to extend the agreement thereafter on an annual basis, subject to concurrence by both parties and regulatory approval. The power purchase agreement defines the terms and conditions under which DMG provides capacity and energy to us using a tiered pricing structure. An amendment to the power purchase agreement was filed by DMG on October 16, 2000, and received the FERC's approval on November 16, 2000. The amendment adjusts the prices and quantities for energy and capacity to be provided under the power purchase agreement by DMG to us, effective January 1, 2001 through the end of 2004.

     The power purchase agreement specifies that we are responsible for dispatching DMG's generating units recognizing specified design limits on unit operation. We will generally follow the principles of economic dispatch, while fulfilling our obligation to maintain adequate reliability of our transmission system. If we dispatch the generating units out of economic order for reliability purposes, we compensate DMG for the associated cost. We provide load schedules to DMG and may be required to compensate DMG for overscheduling. DMG is required to provide planned outage schedules for the generating units to us and must consider our reliability needs in developing the schedules.

     DMG is responsible for adequately maintaining its generating capacity, obtaining necessary licenses and permits, maintaining minimum levels of insurance coverage, procuring fuel and reporting certain performance data. The power purchase agreement also specifies metering, billing, dispute resolution procedures and defines force majeure conditions.

     Please read the risk factor titled "We depend upon long-term arrangements with third parties, including Dynegy, for substantially all of the power we purchase for resale to our customers" for further discussion of the power purchase agreement with DMG.

Power Supply and Reliability

     During 2000 and 2001, We secured our power requirements through power purchase contracts. For further discussion, please read "Note 3--Clinton Impairment, Quasi-Reorganization and Sale of Clinton" and "Note 4--Related Parties" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001.

Other Matters

     Competition

     Competition has become a dominant issue for the electric utility industry. It is a significant departure from traditional regulation in which public utilities have a universal obligation to serve the public in return for protected service territories and regulated pricing designed to allow a reasonable return on prudent investments and recovery of operating costs. The enactment of the Energy Policy Act of 1992 authorized the FERC to mandate wholesale wheeling of electricity by utilities at the request of certain authorized generating entities and electric service providers. Wheeling is the transport of electricity generated by one entity over transmission and distribution lines belonging to another entity. Retail wheeling involves the transport of electricity to end-use customers. The Energy Policy Act currently precludes the FERC from mandating retail wheeling.

     Competition also arises from municipalities seeking to extend their service boundaries to include customers being served by utilities. The right of municipalities to have power wheeled to them by utilities was established in 1973. We have been obligated to wheel power for municipalities and cooperatives in our territory since 1976.


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


     Further competition may be introduced by state action, as has occurred in Illinois, or by federal regulatory action. P.A. 90-561, Illinois electric utility restructuring legislation, was enacted in December 1997 and amended in 2002.

     Seasonality

     Our revenue and operating margin are impacted by seasonal factors that affect sales volumes of electricity and gas. Typically, revenues from sales of electricity are higher in the summer months resulting from the summer cooling season; whereas, gas revenues are higher in the winter months resulting from the winter heating season.

     Effect of Inflation

     Although our operations are affected by general economic trends, we do not believe inflation has had a material effect on our results of operations.

     Manufactured Gas-Plants

     Please read "Note 5--Commitments and Contingencies" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 for a discussion of our manufactured gas plant liabilities.

     Environmental Matters

     Please read "Note 5--Commitments and Contingencies" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 and to the unaudited financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2002 for a discussion of environmental matters that impact or could potentially impact us.

     Tax Matters

     Please read "Note 8--Income Taxes" to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 for a discussion of effective tax rates and other tax issues.

Business Risk-Management Assessment

     Our operating results may be impacted by commodity price fluctuations for electricity used in supplying service to our customers. We have contracted with AmerGen and DMG to supply power via power purchase agreements that expire at the end of 2004. Should power acquired under these agreements be insufficient to meet our load requirements, we will have to buy power from third parties at current market prices. The power purchase agreements with DMG obligates DMG to provide power up to the reservation amount, and at the same prices, even if DMG has individual units unavailable at various times. The power purchase agreement with AmerGen does not obligate AmerGen to acquire replacement power for us in the event of a curtailment or shutdown at Clinton. Under a Clinton shutdown scenario, to the extent we exceed our capacity reservation with DMG, we will have to buy power at current market prices. Such purchases would expose us to commodity price risk. As discussed above, P.A. 90-561 was amended to extend the retail electric rate freeze for two additional years, through 2006. We have begun discussions to establish power purchase agreements to cover this period, including the possible modification or extension of our existing power purchase agreements.

     The ICC determines our delivery rates for gas service. These rates have been designed to recover the cost of service and allow shareholders the opportunity to earn a reasonable rate of return. The gas commodity is a pass through cost to the end-use customer and is subject to an annual ICC prudence review. Future natural gas


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

sales will continue to be affected by an increasingly competitive marketplace, changes in the regulatory environment, transmission access, weather conditions, gas cost recoveries, customer conservation efforts and the overall economy. Price risk associated with our gas operations is mitigated through contractual terms applicable to the business, as allowed by the ICC. We apply prudent risk-management practices in order to minimize these market risks. Such risk management practices may not fully mitigate these exposures.

     Prior to the Dynegy-Illinova merger in February 2000, we periodically utilized interest rate derivatives (principally interest rate swaps and caps) to adjust the portion of our overall borrowings subject to interest rate risk. As of September 30, 2002 and December 31, 2001, there were no interest rate derivatives outstanding.

     Our market risk is considered as a component of the entity-wide risk-management policies of our indirect parent company, Dynegy. Dynegy measures entity-wide market risk in its financial trading and risk-management portfolios using Value at Risk. Additional measures are used to determine the treatment of risks outside the Value at Risk methodologies, such as market volatility, liquidity, event and correlation risk.

Certain Critical Accounting Policies

     We periodically review the collectibility of the asset represented by the intercompany note receivable from Illinova. As a result of the continuing uncertainty of the financial and liquidity situation of Dynegy and following the recent deterioration in Dynegy's credit ratings, we have reassessed under FAS 114 the realizable value of the intercompany note receivable as of the date hereof. Management performed an analysis to measure impairment based on the expected future cash flows discounted at the intercompany note receivable's effective interest rate of 7.5% in accordance with FAS 114. This interest rate does not incorporate the borrower's current credit risk profile and, consequently, the resulting carrying amount of the note receivable will not represent market value. This analysis was based on the probability weighting of multiple cash flow scenarios, including principal and interest payments based on the contractual terms and bankruptcy (both liquidation and reorganization). Under present circumstances, we believe that a non-cash writedown of up to 10% of the $2.3 billion principal amount of the intercompany note would be appropriate. Measuring any potential impairment requires judgment and estimates and the eventual outcomes may differ from those estimates. Management will continue to assess the factors affecting this analysis through the remainder of the fourth quarter and the amount of the writedown ultimately recorded could be higher or lower than the current estimate based upon changes in Dynegy's circumstances. The final determination regarding the amount and need for a writedown will not be made until our audited financial statements are published for the year ended December 31, 2002. This non-cash adjustment will not have any effect on Illinova's obligations to continue to service the intercompany note in accordance with its terms. We do not believe that the writedown as currently estimated would have any effect on the rates we charge our retail electric customers under the applicable return on equity ceiling test or upon our ability to continue to comply with the financial covenants in our $300 million term loan or the Tilton lease financing. Also, the writedown will not affect the financial statements of our parent company because of the intercompany nature of the obligation. Please read the risk factor titled "Our sources of cash may be insufficient to satisfy our ongoing liquidity requirements" for further discussion.

     For a discussion of our other critical accounting policies, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters" in our annual report on Form 10-K for the year ended December 31, 2001.

                           FORWARD-LOOKING STATEMENTS

     This document includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "may," "will," "should," "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

     o    projected operating or financial results;

     o    expectations regarding capital expenditures and other matters;

     o    beliefs about the financial impact of deregulation;

     o assumptions regarding the outcomes of legal and administrative proceedings;

     o estimations relating to the potential impact of new accounting standards;

     o    beliefs regarding the consummation of asset sales;

     o    intentions with respect to future energy supplies; and

     o    anticipated costs associated with legal and regulatory compliance.

     Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the following:

     o the timing and extent of changes in commodity prices for natural gas and electricity;

     o the effects of deregulation in Illinois and nationally and the rules and regulations adopted in connection therewith;

     o    competition from alternate retail electric providers;

     o general economic and capital market conditions, including overall economic growth, demand for power and natural gas, and interest rates;

     o our substantial indebtedness and the ability of our operations to produce sufficient cash flows to service principal and interest on such indebtedness;

     o the risk that the previously announced sale of our electric transmission system to Trans-Elect, Inc. may not close as a result of the regulatory, financing and other contingencies related to that transaction;

     o our ability to negotiate a new bank credit facility on terms acceptable to us and our lenders;

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



     o the effects of the issues currently facing Dynegy Inc., our indirect parent company, including its ability to successfully execute the remaining elements of its capital and liquidity strategy and to maintain adequate liquidity to satisfy its debt maturities and other obligations and the ultimate impact of the legal and administrative proceedings to which it is currently subject, including legal proceedings relating to its terminated merger with Enron Corp., financial restatements resulting from, and private and governmental claims based on, a structured natural gas transaction consummated in 2001 referred to as Project Alpha, Dynegy's trading practices and shareholder claims, and the ongoing re-audit of Dynegy's financial statements for the three-year period ended December 31, 2001;

     o Dynegy's financial condition, including its ability to maintain its credit ratings and to continue to support payment to us of principal and interest on our $2.3 billion intercompany note receivable;

     o the risk that we suffer adverse consequences as the result of any significant downward adjustments in the carrying value of our $2.3 billion intercompany note receivable;

     o the cost of borrowing, access to capital markets and other factors affecting Dynegy's and our financing activities;

     o operational factors affecting the ongoing commercial operations of our transmission, transportation and distribution facilities, including catastrophic weather-related damage, unscheduled repairs or workforce issues;

     o the cost and other effects of legal and administrative proceedings, settlements, investigations or claims, including environmental liabilities that may not be covered by indemnity or insurance; and

     o other regulatory or legislative developments that affect the energy industry in general and our operations in particular.

     Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

     All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

                                       35